THE CARE GROUP, INC.

                            CONFIDENTIAL TERM SHEET

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Term Sheet for Private Placement of a minimum of 42 and a maximum of 100 Units
(as hereinafter defined) of The Care Group, Inc., a Delaware corporation (the "Company").

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Investment in the Units offered hereby is highly speculative. Prospective investors should retain their own professional advisors to review and evaluate the economic, tax and other consequences of investment in a private offering (the Offering" or the "Private Placement") and are not to construe the contents of this Term Sheet, or any other information finished by the Company, as legal or tax advice.


SECURITIES          Units consisting of shares of Common Stock, $.001 par value
BEING OFFERED:      (the "Common Stock"), and redeemable Common Stock Purchase
                    Warrants (the "Warrants"). Each Unit will consist of 40,000 shares of Common Stock and 40,000 Warrants, each of which is exercisable to purchase 1 share of Common Stock (the
                    "Warrant Shares").

OFFERING PRICE:     $50,000 per Unit

MINIMUM NUMBER      42 Units (gross proceeds of $2,100,000)
OF UNITS OFFERED:

MAXIMUM NUMBER      100 Units (gross proceeds of $5,000,000)
OF UNITS OFFERED:

MINIMUM             $50,000 (1 Unit), provided that smaller subscriptions may
SUBSCRIPTION:       be accepted at the discretion of Royce Investment Group,
                    Inc. (the "Placement Agent") and the Company.

TERMS OF            42 Units (the "Minimum Offering") are being offered on an
THE OFFERING:       "all-or-none" basis and the remaining 58 Units are being
                    offered on a "best efforts" basis. After the Minimum
                    Offering is sold, an interim closing (the date of which is referred to herein as the "Initial Closing Date") will be held. The Offering will continue until September 30, 1996, unless extended by the Company and the Placement Agent until the first to occur of (i) the expiration of an additional sixty (60) days (the "Termination Date"), or
                    (ii) the sale of all the Units offered hereby. The sale of any Units in excess of the Minimum Offering is contingent upon the Company obtaining





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                    stockholder approval of the additional issuances at its
                    Annual Meeting of Stockholders scheduled to be held on or about September 15, 1996. Stockholder approval of any sales in excess of the Minimum Offering is required by the rules of The Nasdaq National Market. Assuming the requisite stockholder approval is obtained, the final closing will be held within ten (10) days after the Termination Date.

                    Ten (10) of the Units included in the Minimum Offering will be purchased upon conversion of $500,000 principal amount of outstanding debentures (the "Investor Debentures") held by two investors, including John Pappajohn.

                    The Placement Agent and its affiliates have reserved the right to purchase Units in this private placement.

PLACEMENT AGENT:    Royce Investment Group, Inc. is acting as Placement Agent
                    in the sale of the securities offered hereby and will receive (i) a placement fee equal to 4 and one half percent
                    (4.5%) of the proceeds from this private placement; (ii) a non-accountable expense allowance equal to one and one half percent (1.5%) of the proceeds from this private placement;
                    and (iii) a unit purchase option to purchase a number of Units equal to seven and one half percent (7.5%) of the Units sold in this private placement. In addition, the Placement Agent will receive indemnification for liabilities arising out of this private placement and registration rights with respect to the shares of Common
                    Stock underlying its Unit purchase option.

ESCROW ACCOUNT:     All funds paid for the Units shall be deposited in escrow
                    at United States Trust Company of New York. If the Company shall not have received subscriptions for purchases aggregating $2,100,000 of Units on or before the Termination Date, all funds paid will be returned to the subscribers without interest.

THE SUBSCRIPTION    The investment shall be made pursuant to a subscription
AGREEMENT:          agreement (the "Subscription Agreement"), which
                    Subscription Agreement will contain, among other things, customary representations and warranties by the Company, covenants of the Company reflecting the provisions set forth herein, investment representations by the investors as may be required by the Securities Act of 1933, as amended (the "Act") and applicable state Blue Sky laws, and appropriate conditions to closing which shall include, among other things, qualifications of the Units under applicable state Blue Sky laws.


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TERMS OF            Each of the Warrants will be exercisable through the fifth
WARRANTS:           anniversary of the Initial Closing Date to purchase 1 share of Common Stock at a price per share of Common Stock (the
                    "Exercise Price") equal to the greater of (i) $2.50 or (ii) the book value of a share of Common Stock as reflected in the Company's Quarterly Report on Form 1O-Q for the period ended June 30, 1996 plus $.10 (subject to adjustment). The
                    Exercise Price and the number of shares purchasable upon exercise thereof will be subject to anti-dilution adjustments in the event of future sales of securities by the Company below fair market value.

                    At the sole discretion of the Company, commencing one year from the final closing, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant, upon no less than thirty (30) days' prior notice, provided the closing bid price of the Common Stock exceeds $7.00 (subject to adjustment) on each of the thirty consecutive
                    (30) trading days ending not more than 5 days prior to the notice of redemption.

REGISTRATION        Upon request of at least 50% of the shares of Common Stock
RIGHTS:             and Warrant Shares offered pursuant to this private
                    placement, purchasers in this private placement will have one demand registration right and unlimited piggyback registration rights with respect to the shares of Common
                    Stock and the Warrant Shares underlying the Units. Such registration rights will be exercisable between three months and six years after the final closing of this private placement.

USE OF PROCEEDS:    Upon completion of this private placement, the Company will receive net proceeds of between $1,974,000 and $4,700,000 of which (i) $1,000,000 will be used to temporarily place the Company in compliance with its credit facility with The
                    Chase Manhattan Bank, N.A. ("Chase") and (ii) the balance will be used for working capital and general corporate purposes. See "Risk Factors - Security Interest in Assets;
                    Restriction in Credit Facility," "Risk Factors - Charge
                    Against Earnings; Anticipated Losses" and "Financial Data."

REDEMPTION OF       The Warrants are subject to redemption by the Company under
THE WARRANTS:       certain circumstances as described above in the section
                    "Terms of Warrants." Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which


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                    is likely to be substantially less than the market value of the Warrants at the time of redemption.


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